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                                   EXHIBIT "A"
                                   -----------

                                      PROXY
                               HMI INDUSTRIES INC.
                            (a Delaware corporation)

         Stephen Burgner and Mary Burgner ("Shareholder"), as the beneficial owner of the securities described below of HMI Industries, Inc., a Delaware corporation, hereby revokes any previous proxies and appoints Kirk W. Foley ("Proxy Holder") as Shareholders' proxy to attend the next annual stockholders' meeting of HMI Industries, Inc. at which directors are to be elected and to vote, execute consents, and otherwise represent those shares in the same manner and with the same effect as if Shareholder were personally present at any such meeting or voting such securities or personally acting on any proposal to elect directors or fix the number of directors.

         The proxy holder will have the full power of substitution. Shareholder may revoke this proxy at any time prior to the commencement of the next annual HMI stockholders' meeting.


Date:      12/24/01                           /s/ Stephen Burgner
      ---------------------------             --------------------------------
                                              Stephen Burgner


                                              /s/ Mary Burgner
                                              --------------------------------
                                              Mary Burgner

Securities information:

Number of Shares: 150,300
Class of Shares: Common, par value $.01

Name, Address & Telephone Number
of Stockholder of Record:
Stephen & Mary Burgner
4777 W. 7000 N. Rd.
Bourbonnais, IL 60914
815-933-5866